Exhibit 10.7

April 10, 2018

Jay Wolszczak
[***]
[***]
[***]
[***]

Dear Jay,

It is my pleasure to extend the following offer of employment to you to join First Watch Restaurants, Inc. (the “Company”), subject to the terms and conditions set forth in this letter agreement (this “Letter Agreement”).

•EMPLOYMENT: Your employment with the Company will be “at-will” at all times and you or the Company may terminate your employment at any time and for any reason. Except as otherwise provided herein, upon and after such termination, all obligations of the Company under this Letter Agreement will cease.
•TITLE: Your official title will be General Counsel, Chief Legal Officer. In this role – which is based at our corporate office in University Park, FL -- you will report directly to Chris Tomasso, President.
•BASE SALARY: Your base salary will be paid in bi-weekly installments equal to a $301,600.00 annual salary less withholdings required by law, and will be paid in installments consistent with company payroll procedures/policies.
•BONUS: Your bonus target will be 70% of your earned base salary, which will be prorated based upon your start date. The amount of your bonus shall be determined by the Board of Directors of the Company (the “Board”) in its sole discretion and paid at the same time bonuses are paid to Company executives; provided, that you shall only be eligible to receive the bonus if you are actively employed by the Company through the completion of the full bonus period. The details of our bonus plan will be determined by the Board in its sole discretion and shared in a separate document.
•EQUITY INCENTIVE PROGRAM: You will be entitled to participate in the Company’s equity incentive program.  The Company will grant you the right and option to purchase, on the terms and conditions set forth in a separate plan and award agreement, 18,000 Shares (the “Option”), subject to adjustment as set forth in the plan, with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Company in good faith. Furthermore, on your first anniversary, you will have the opportunity to be granted the right and option to purchase 7,000 additional Shares for a total of 25,000 Shares. Full details of the plan will be provided under separate cover in your Nonqualified Stock Option Award Agreement, which shall be controlling in all respects in the event of any inconsistency between such agreement and this Letter Agreement.
•RELOCATION BONUS: You will receive a Relocation Bonus of $150,000 (the “Relocation Bonus”) to facilitate your transition and ultimate relocation from Orlando to Sarasota. Half of this bonus will be paid upon your start with the Company and the remainder will be paid upon completion of your relocation to Sarasota. This bonus is provided to cover move-related expenses such as realtor commissions, closing costs, moving company fees and other transition related expenses. If you terminate your employment with the Company within two years following your start date, you will be required to return to the Company a pro rata portion of the Relocation Bonus determined by multiplying the total amount of the Relocation Bonus by a fraction, the numerator of which is the number of days remaining between the date of your termination and the end of such two year period and the denominator of which is 730.
•START DATE: Your official start date is TBD but is anticipated to be May 7, 2018. As a condition of employment, you will be required to sign a non-compete and confidentiality agreement prior to your start date. If you do not commence employment with the Company prior to May 31, 2018, this Letter Agreement will automatically terminate and be null and void ab initio.
•HEALTH CARE COVERAGE: You will be eligible for health care coverage beginning the 1st of the month after 60 days of employment, inclusive of dental insurance. First Watch will cover the cost of the premiums applicable to the plan that you select upon completion of your first 60 days of employment. In the interim, First Watch will cover COBRA payments for the first two months gap until First Watch coverage begins.
•ADDITIONAL HEALTH CARE: You will be included in the executive health program that includes a concierge doctor. You will be able to add family members at your own expense. The cost of the concierge coverage is paid by the Company but is considered taxable income to the employee.
•SHORT TERM DISABILITY: Short Term Disability insurance will be provided as a Company-sponsored benefit to you at no cost and Long Term Disability will be provided as offered by the Company. Please see our attached 2018 Employee Benefits Guide.
•LIFE INSURANCE BENEFIT: You will be eligible to participate in the Company’s Life Insurance Plan as a member of the leadership team, with a total benefit of up to $500,000.
•PAID TIME OFF (PTO): The Company will provide to you paid time off in the form of personal time off / PTO in the amount of 15 days annually.
•401K – You will be eligible to participate in our 401k program after one year of service; this program includes a Company match, the details of which are outlined in the 401k Summary Plan Document.
•MISC:
(a)Cell phone reimbursement of lesser of actual cost or $150.00 per month
(b)You are eligible for complimentary meals at any First Watch restaurant
•SEVERANCE: Upon a termination of your employment by the Company without Cause, subject to your execution and non-revocation of a general release of claims within 60 days following the date of such termination, you will be entitled to continued payment of your base salary for a period of 12 months, payable consistent with Company payroll procedures/policies (the “Severance Payments”). If such 60-day period spans two of your taxable years, the Severance Payments shall not commence until the second taxable year, with the first payment including any payments that would have been made had the 60-day delay period provided herein not applied. For purposes of this Letter Agreement, “Cause” means the occurrence of any of the following: (a) your indictment for any crime involving moral turpitude, fraud or misrepresentation or your pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company; (b) your commission of any act which is a felony; (c) your gross misconduct or fraud involving the operations of the Company; (d) your misappropriation or embezzlement of funds or property of the Company; (e) your willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (f) your violation of any of the provisions of this Letter Agreement or any material Company policy or work rule (including, for example, the Company’s sexual harassment policy, drug policy, etc.); or (g) your failure to follow the reasonable directions or instructions issued to you by the Board, or the your refusal or failure to substantially perform your duties and responsibilities under this Letter Agreement to the reasonable satisfaction of the Board; provided however, that prior to any termination for Cause, the Company must give written notice to you stating the reasons triggering such termination and you shall thereafter have the right to remedy the condition, if such condition can be remedied in the good faith determination of the Board, within 30 days of the date your receiving such written notice. If you do not remedy the condition within the 30-day cure period to the reasonable satisfaction of the Board, then the Board may deliver a notice of termination for Cause at any time within 30 days following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.
•WITHHOLDING: The Company will be entitled to withhold from any amounts payable under this Letter Agreement, including any perquisites to the extent required by law, any federal, state, local or foreign withholding or other taxes or charges which it is from time to time required to withhold.
•SECTION 409A: This Letter Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Section 409A”), and shall be interpreted and construed consistently with such intent; provided, that in no event shall the Company be responsible to you for any taxes or penalties under Section 409A. You understand and agree that you bear the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 409A, and for purposes of any such provision of this Letter Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean “separation from service. If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
For purposes of Section 409A, your right to receive any installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

•COMPLETE AGREEMENT: This Letter Agreement, the AI Fresh Super Holdco, Inc. 2017 Omnibus Equity Incentive Plan, your Nonqualified Stock Option Agreement thereunder and your non-compete and confidentiality agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings between you and the Company, or its subsidiaries and affiliates, relating to the subject matter herein. Other than expressly set forth herein, you and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (oral or written) regarding any matter relevant hereto.
•GOVERNING LAW: This Letter Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of law of Florida or any other jurisdiction, and, where applicable, the laws of the United States.
This Letter Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
This Letter Agreement and your employment with First Watch are conditional upon satisfactory results from a number of pre-employment inquiries which can include, but may not be limited to, a leadership assessment, a criminal background check, credit check, social security check, references and at minimum a phone interview or in-person interview with at least one board member.

Once you review this offer, if you have any questions, please do not hesitate to contact me, Ken or our Chief People Officer, Laura Sorensen at 941-907-9800, ext. 210.
On behalf of the entire First Watch team, congratulations Jay! We are excited to have someone with your talents join our Company.

Sincerely,

/s/ Chris Tomasso

Chris Tomasso
President
First Watch Restaurants

*Employment at First Watch is “at will” and nothing in this offer letter should be construed to guarantee or contract employment for any length of time. Employment at First Watch may be terminated at any time by the Company with or without notice, and with or without cause. In accordance with the at-will philosophy, compensation plans, bonus and commission programs, benefits, benefit features, employer contributions, policies, and all other terms and conditions of employment are subject to change at any time, or may be discontinued at any time, with or without notice, as deemed appropriate by, and at the sole discretion of the President and/or CEO. The benefit information in this letter is meant as a source of general information and is not all-inclusive. Please review the policies and plan documents for more details. In the event of a conflict between the summaries noted in this letter and benefit plan documents, official plan documents will prevail.

Agreed and Accepted:

/s/ Jay Wolszczak
Name: Jay Wolszczak
Date: 4/12/2018